                                                                    EXHIBIT 99.2

2004 FIRST QUARTER REPORT

                                                                     May 3, 2004

TO OUR SHAREHOLDERS:

Your company set an all-time earnings record for the first quarter as we achieved an important milestone: 10 BCFe of oil and gas production. While initial Gunnison production added 1.5 BCFe, most of the improvement resulted from the success of last year's well exploitation program. Stronger than anticipated utilization of our DP vessels, particularly the two dedicated to Well Ops, also led a sequential and year-over-year improvement in Marine Contracting. Another CDI milestone was achieved in Q1 as three of our DP vessels were deployed in the high profile commissioning of the Marco Polo tension-leg platform (TLP). Two caveats regarding these Q1 trends: First, while Gunnison production will ramp up during the year, the steep decline curve of our mature properties will make it a challenge to match last year's Shelf production. Second, we continue to have little visibility regarding the 2004 contracting markets, particularly for utilization in the second quarter shoulder months of April and May, which are typically the lowest of the year.

FINANCIAL HIGHLIGHTS

Net income at 11% of revenues compares favorably with the results of early-cycle service companies as well as mid to small E&P companies.

                                                        FIRST QUARTER
                                      -------------------------------------------------
                                          2004              2003            INCREASE
                                      -------------     -------------     -------------
REVENUES                              $ 120,714,000     $  88,900,000                36%
NET INCOME                               13,645,000         6,038,000               126%
DILUTED EARNINGS PER COMMON SHARE              0.36              0.16               125%

* REVENUES: Roughly two-thirds of the $31.8 million increase reflects significantly higher oil and gas production and, to a lesser extent, commodity prices, with the balance due to improved utilization of the two Well Ops vessels.

* MARGINS: 26%, the highest of any quarter since 2001, was four points better than the year ago period due to the profit contribution of Marine Contracting (which only broke even in Q1 of 2003).

* SG&A: $11.2 million increased $2.2 million from the same period a year ago due to the ERT incentive compensation program and to a new Marine Contracting compensation system. Even with this increase, overhead was 9% of first quarter revenues, an improvement from the 10% of a year ago.

* TAX RATE: An Internal Revenue Service review of the years 2001 and 2002 was completed in Q1 with no taxes assessed. The audit also confirmed that a portion of the Q4000 construction costs qualified for the Research & Development tax credit, a permanent difference which resulted in a 26% tax rate during the quarter and an estimated 33% rate for 2004.

* DEBT: Total debt of $204 million at the end of March compares to $223 million at year-end. Current maturities at March 31, 2004, included $16 million borrowed on the Revolving Credit Agreement which was paid off at the end of April.

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OPERATIONAL HIGHLIGHTS

                               MARINE CONTRACTING

*     UTILIZATION:

                      Well Ops          Deep Construction         Robotics           Shelf Construction
                  ----------------      -----------------      ----------------      ------------------
                   2004       2003       2004        2003       2004       2003       2004         2003
                  -----      -----      -----       -----      -----      -----      -----        -----
First Quarter        82%        51%        71%         74%        49%        53%        32%          51%
                  =====      =====      =====       =====      =====      =====      =====        =====

* WELL OPERATIONS: The SEAWELL worked 66 days versus only 27 days a year ago and would have achieved full utilization had a project not been delayed waiting on third party materials. Our people were successful in accelerating three well intervention projects into the quarter as work for Statoil will limit her availability during the North Sea summer season. The Q4000 did achieve near full utilization completing two well remediation projects for ENI (King Kong and Yosemite) and installing jumpers at Nakika in 5,200 feet of water. The vessel then transited offshore Holland for a heavy lift NAM project that was time sensitive. The Q4000 lifting capacity exceeds that of monohull vessels and is much more cost-effective than heavy lift barges.

* DEEPWATER CONSTRUCTION: Utilization was comparable with the prior year even though the Witch Queen was coldstacked for the entire first quarter of 2004. The INTREPID had a busy quarter (almost full utilization) installing flowline and umbilicals at Triton and Nakika and setting steel catenary risers at Marco Polo. Full utilization for the UNCLE JOHN produced minimal returns as we took weather in a number of cases and had the vessel working on Shelf saturation diving projects. Outside of the Gulf, the ECLIPSE is experiencing strong demand in the Asia Pacific region. The MYSTIC VIKING spent January and a portion of February offshore Trinidad and the month of March in the Atlantic providing salvage survey and assistance for a Canyon project.

* ROBOTICS: While ROV system utilization declined slightly, revenues were 46% higher than the year ago due to projects which required ROV support vessels. In addition to the Mystic Viking project (see above), the MERLIN had 60 days of utilization, up substantially from only 18 a year ago. The NORTHERN CANYON deployed the T-750 Super Trencher at Glider and Tahoe, two projects we hope will prove that burial is a flow assurance option in the deepwater GOM.

* SHELF CONSTRUCTION: Given the rough weather in the Gulf we typically schedule regulatory inspections during Q1. The CAL DIVER I, BARGE I and two of our small utility vessels were out of service for varying portions of the quarter for this reason. Year ago utilization was higher than normal as a number of vessels were engaged in MMS mandated inspections of platforms in the path of Hurricane Lili. The shallow water market in the Gulf remains flat and soft. Our OCS alliance with Horizon Offshore was terminated as that company has moved much of its equipment to other basins of the world.

                              OIL & GAS PRODUCTION

*     PRODUCTION & PRICES:

                       Shelf (BCFe)        Gunnison (BCFe)      Average Price: Oil     Average Price: Gas
                    -----------------     -----------------     ------------------     ------------------
                     2004       2003       2004       2003       2004        2003       2004        2003
                    ------     ------     ------     ------     ------      ------     ------      ------
  First Quarter       8.51       6.80       1.51         --     $30.66      $28.67     $ 5.58      $ 5.22
                    ======     ======     ======     ======     ======      ======     ======      ======

* SHELF: Commodity prices remained strong with our net realized price per BCFe up 7% from the prior year. Roughly half of the 26% production improvement was a result of our second PUD success at High Island 544, a 100% owned field brought online late last year. The balance of the production increase is a function of last year's well exploitation program, specifically drilling and remedial well work at Vermilion 200, High Island 557, and at South Marsh Island 130. 35% of Q1 oil production was hedged at an average price of approximately $26.50 per bbl. The use of costless collars for natural gas hedges resulted in our realizing the full average market price during the quarter.

* GUNNISON: Natural gas production from the three subsea wells was curtailed in March as the first oil well was brought online. None of Gunnison first quarter production was hedged. Total ERT DD&A of $17.5 million was 32% of Q1 oil and gas production revenues due in part to the relatively high (36%) amortization rate at Gunnison. In addition, the new Gunnison natural gas wells combined with those of the Shelf well work program resulted in natural gas being 67% of ERT production in Q1, up from 58% in the year ago period.

   /s/ Owen E. Kratz           /s/ Martin R. Ferron         /s/ S. James Nelson, Jr.       /s/ A. Wade Pursell
      Owen E. Kratz                Martin R. Ferron           S. James Nelson, Jr.           A. Wade Pursell
Chief Executive Officer       Chief Operating Officer            Vice Chairman           Chief Financial Officer